CANMAX INC.
                                        150 West Carpenter Freeway
                                        Irving, TX 75039
                                        (972) 541-1600

AT THE COMPANY:     AT FRB:
Roger Bryant        Marilyn Windsor      Laura Kuhlman      Julie Creed
President and CEO   General Information  Media Information  Analyst Information
Philip Parsons      312-640-6692         312-640-6727       312-640-6724
Chief Financial
   Officer
972-541-1600

FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 12, 1997

  Canmax Signs Letter of Intent to Acquire USCommunication
                          Services

Fast-Growing Niche Provider of Services to Transportation
Industry Opens New Markets

IRVING, Texas, December 12, 1997 -- Canmax Inc. (Nasdaq: CNMX), a leading supplier of information and automation solutions to the retail petroleum and convenience store industries, today announced it has signed a letter of intent to acquire privately held USCommunication Services, Inc. (USC), a San Diego, Calif.-based provider of telecommunication products and network services to the transportation industry, through a private stock transaction.

USC is focused on the transportation industry, a significant user of telecommunication products and network services. USC's President James C. Bernet has over 15 years of experience in the transportation industry and also has strong ties to travel centers, trucking fleets and prominent industry associations.

USC has demonstrated aggressive, profitable growth. Based upon on the three-month period ended October 31, 1997, USC had estimated annualized revenues of $14 million. With operations currently in 18 states, USC is developing significant points of distribution and visibility for its products and services that include prepaid calling cards, long distance reselling, pay phones and Internet commerce services.

                           -more-

Canmax Inc.
Add-1-

Roger D. Bryant, president and chief executive officer of Canmax, said, "This acquisition is a part of our previously announced consolidation strategy. USC brings a strong marketing position to combine with Canmax's demonstrated ability to implement and support large-scale technology programs. We are excited about the possibilities for growth and cross-selling that USC brings, and we welcome Jim and his team as the first to join us in our consolidation program."

Canmax is the holding company for Canmax Retail Systems, Inc., a wholly owned subsidiary that develops and provides retail software and other related technology and services to the convenience store and retail petroleum industry. USC will be merged with and into a newly formed, wholly owned subsidiary of Canmax Inc. Bernet will remain president of USC and will join Canmax's board of directors.

Following the acquisition, Canmax will develop and provide enterprise-wide telecommunications, Internet and technology solutions to the convenience store, retail petroleum and transportation industries, and general telecommunications and Internet services to a broader market.

Bernet said, "We are eager to join the Canmax organization.
Its technology and support infrastructure will undoubtedly increase our ability to rapidly expand our business and service our customers. Further, it positions USC as an emerging player in the telecommunications and Internet services industry."

Under the letter of intent, USC's shareholders will receive
3 million shares of Canmax common stock, to be issued at closing. In addition, Canmax will reserve up to 2.75 million shares for issuance under warrant agreements in connection with the acquisition with exercise prices ranging between $2- $3 per share, the majority of which would be subject to vesting, based on the future financial performance of USC.

In connection with the transaction, Bernet will enter into a multi-year employment agreement. The acquisition is subject to, among other things, execution of a mutually acceptable definitive agreement, successful completion of due diligence, final approval of the boards of both companies and other customary closing conditions. The acquisition is scheduled to be completed by December 31, 1997.

"In USC, Canmax identified an opportunity to become involved with a fast-growing sales and marketing organization which needed technical and administrative support to continue to grow," Bryant stated. "Canmax is able to provide an experienced management team, operations and customer support infrastructure, and technology to compliment the USC marketing team and products. Further, we believe that the acquisition provides the opportunity to broaden our traditional market and open new markets for the products and services of USC."

This release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which represent the company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) user acceptance of Windows NT as an operating system, (ii) concentration of revenues in one customer and Canmax's relationship with such customer, (iii) the ability of Canmax to manage its growth,
(iv) Canmax's need for additional financing to fund product development, marketing and related support services, and acquisitions, (v) future technological developments and product acceptance, (vi) intense price and product competition within the industry, (vii) future operating results and continued growth of USC's business and (viii) other risks indicated herein and in filings with the commission.

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